Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Form S‑8 No. 033-52103 and Form S-8 No. 333-74459) of our report dated June 28, 2016, with respect to the financial statements and supplemental schedule of Ingles Markets, Incorporated Investment/Profit Sharing Plan included in this Annual Report on Form 11-K for the year ended December 31, 2015.

Charlotte, North Carolina

June 28,  2016